Exhibit 5.1

[Letterhead of Bingham McCutchen LLP]

April 30, 2012

Manhattan Bancorp, Inc.
2141 Rosecrans Avenue, Suite 1100
El Segundo, California  90245

Ladies and Gentlemen:

We have acted as counsel to Manhattan Bancorp, a California corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 9,848,020 shares of common stock, no par value per share (“Common Stock”), of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2011, as amended on January 18, 2012, by and among the Company, Bank of Manhattan, N.A., Professional Business Bank, CGB Holdings, Inc. and Carpenter Fund Manager GP, LLC (as it may be amended from time to time, the “Merger Agreement”).

In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related proxy statement/prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP